Exhibit 16.1

December 7, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for CRYM (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated December 7, 2023 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP 111 Pacifica, Suite 300 Irvine, CA 92618	www.mgocpa.com